Exhibit 5.1

August 18, 2022

QuidelOrtho Corporation 9975 Summers Ridge Road San Diego, California 92121
Re:    Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to QuidelOrtho Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of the Post-Effective Amendment No. 1 on Form S-8 to the registration statement on Form S-4 (File No. 333-262434) filed with the Securities and Exchange Commission (the “Commission”) on January 31, 2022, as amended by Amendment No. 1 thereto filed with the Commission on March 14, 2022 and by Amendment No. 2 thereto filed with the Commission on April 4, 2022, which the Commission declared effective at 4:00 p.m. Eastern Time on April 11, 2022 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) under the Securities Act of 1933, as amended (the “Securities Act”), for the offer and sale of up to 1,649,667 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), reserved for issuance in connection with the exercise or settlement, as applicable, of the equity awards under the Quidel Corporation 2016 Equity Incentive Plan, the Quidel Corporation 2010 Equity Incentive Plan, the Quidel Corporation Amended and Restated 2001 Equity Incentive Plan, the Ortho Clinical Diagnostics Holdings plc 2021 Omnibus Incentive Award Plan and the Ortho-Clinical Diagnostics Bermuda Co. Ltd. 2014 Equity Incentive Plan (collectively, the “Plans”), as assumed by the Company pursuant to the terms of the Business Combination Agreement, dated as of December 22, 2021, by and among Quidel Corporation, Ortho Clinical Diagnostics Holdings plc, the Company (which at the time was known as Coronado Topco, Inc.), Orca Holdco, Inc., Laguna Merger Sub, Inc., and Orca Holdco 2, Inc. (the “BCA”).
In arriving at the opinion expressed below, we have examined the Registration Statement, the Plans, the BCA and the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. We have also made such other investigations as we have deemed relevant and necessary or appropriate in connection with the opinion hereinafter set forth. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plans that would expand, modify or otherwise affect the terms of the Plans or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.
Based upon the foregoing examination and in reliance thereon, and subject to the qualification, assumptions and limitations stated here and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares issuable under the Plans, when issued and sold in accordance with the terms of the Plans and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.
We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquiries as we consider necessary to render the opinions above. This opinion is limited to the effect of the current state of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.
We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.
Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP